Vantage Drilling Company Reports Third Quarter 2010 Results

HOUSTON, TX--(MARKET WIRE)-November 9, 2010 -- Vantage Drilling Company ("Vantage") (AMEX: VTG-U) (AMEX:VTG) (AMEX: VTG-WS) reports a net loss of $5.8 million or ($.02) per share, excluding $3.8 million ($.01 per share) of charges associated with the acquisition of the Platinum Explorer and $24.0 million ($.09 per share) of charges associated with refinancing of debt. Including the acquisition charges and refinancing charges, the Company reported a net loss of $33.6 million or $(0.12) per diluted share for the three months ended September 30, 2010. This compares to net income of $6.8 million or $0.05 per diluted share during the same period in 2009.

For the nine months ended September 30, 2010, Vantage reports a net loss of $34.6 million or $(0.14) per share as compared to net income of $13.1 million or $0.13 per share for the nine months ended September 30, 2009.

On July 30, 2010, Vantage acquired the 55% interest in Mandarin Drilling Corporation ("Mandarin"), a Marshall Islands corporation, from F3 Capital an exempted company incorporated under the laws of the Cayman Islands for $139.8 million. The sole asset of Mandarin is the construction contract for the ultra-deepwater drillship Platinum Explorer. F3 Capital is wholly-owned by Hsin-Chi Su one of the Company's directors and a significant shareholder of the Company. The purchase price was funded by a $60.0 million contingent convertible note and $79.8 million of cash of which $64.2 million was paid directly to the shipyard.

In connection with the acquisition of Mandarin, Vantage issued $1.0 billion of 11.5% Senior Secured First Lien Notes due 2015 (the, "Notes"). The Notes have a maturity of five years from the date of issuance and were issued at a price equal to 96.361% of their face value. The notes are fully and unconditionally guaranteed on a senior secured basis by Vantage and certain of its existing and future subsidiaries. In addition to using the proceeds to fund the Mandarin acquisition, Vantage also retired certain of its outstanding credit facilities and its 13.5% Senior Secured Notes.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs operating, and an ultra deepwater drillship, the Platinum Explorer. Vantage is also providing management services for two other ultra-deepwater drillships and two ultra-deepwater semi-submersibles.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact:

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Contract drilling services	$44,864	$21,644	$132,632	$46,937
Management fees	4,516	5,688	13,391	15,129
Reimbursables	17,527	9,114	47,488	10,869
Total revenues	66,907	36,446	193,511	72,935
Operating costs and expenses
Operating costs	41,582	19,967	112,946	35,550
General and administrative	6,294	3,650	15,703	11,140
Depreciation	8,768	3,165	24,611	6,923
Total operating expenses	56,644	26,782	153,260	53,613
Income (loss) from operations	10,263	9,664	40,251	19,322
Other income (expense)
Interest income	381	4	396	13
Interest expense	(14,292)	(1,945)	(35,608)	(4,004)
Loss on debt extinguishment	(24,006)	-	(24,006)	-
Loss on acquisition of subsidiary	(3,780)	-	(3,780)	-
Other income	618	143	1,568	316
Total other income (expense)	(41,079)	(1,798)	(61,430)	(3,675)
Income (loss) before income taxes	(30,816)	7,866	(21,179)	15,647
Income tax provision (benefit)	2,765	1,063	13,435	2,534
Net income (loss)	$(33,581)	$6,803	$(34,614)	$13,113

Earnings (loss) per share
Basic	$(0.12)	$0.05	$(0.14)	$0.13
Diluted	$(0.12)	$0.05	$(0.14)	$0.13

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$116,544	$15,992
Restricted cash	537,835	28,863
Trade receivables	47,732	17,536
Inventory	18,902	10,789
Prepaid expenses and other current assets	2,317	8,040
Total current assets	723,330	81,220
Property and equipment
Property and equipment	1,207,114	899,541
Accumulated depreciation	(35,940)	(11,329)
Property and equipment, net	1,171,174	888,212
Other assets
Investment in joint venture	-	120,306
Other assets	55,881	29,441
Total other assets	55,881	149,747
Total assets	$1,950,385	$1,119,179

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$30,996	$15,931
Accrued liabilities	37,037	14,285
Short-term debt	1,028	17,827
Current maturities of long-term debt	-	16,000
Total current liabilities	69,061	64,043
Long-term debt, net of discount of $66,565 and $4,021	1,099,039	378,078
Other long term liabilities	716	-
Commitments and contingencies	-	-
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 400,000 shares authorized; 289,117 and 187,277 shares issued and outstanding	289	187
Additional paid-in capital	853,011	714,486
Accumulated deficit	(71,731)	(37,117)
Accumulated other comprehensive loss	-	(498)
Total shareholders' equity	781,569	677,058
Total liabilities and shareholders' equity	$1,950,385	$1,119,179

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(34,614)	$13,113
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	24,611	6,923
Amortization of debt financing costs	3,515	872
Non-cash loss on debt extinguishment	12,280	-
Non-cash loss recognized related to acquisition of subsidiary	3,780	-
Share-based compensation expense	4,594	3,636
Accretion of long-term debt	3,965	373
Amortization of note discounts	2,682	-
Deferred income tax expense	1,650	83
Changes in operating assets and liabilities:
Restricted cash	1,944	(23,216)
Trade receivables	(38,333)	(17,791)
Inventory	(8,113)	(12,190)
Prepaid expenses and other current assets	5,723	(147)
Other assets	(12,084)	(412)
Accounts payable	15,065	9,520
Accrued liabilities	24,039	12,384
Short-term debt	1,467	760
Net cash provided by (used in) operating activities	12,171	(6,092)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of assets	(79,777)	-
Additions to property and equipment	(57,253)	(200,102)
Escrowed funds for acquisition	(510,916)	-
Investment in joint venture	-	(104,001)
Net cash used in investing activities	(647,946)	(304,103)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit agreements	-	141,821
Proceeds from the issuance of senior secured notes, net of original issue discount of $36,390	963,610	-
Repayment of long-term debt	(293,129)	(13,605)
Proceeds from issuance of ordinary shares in public offerings, net	101,889	80,291
Proceeds from issuance of ordinary shares in private placement, net	-	24,953
Proceeds from warrant exercise in connection with joint venture	-	104,100
Proceeds from short-term notes payable-shareholders	-	4,000
Repayment of short-term debt	(4,267)	(1,848)
Debt issuance costs	(31,776)	(5,404)
Net cash provided by financing activities	736,327	334,308
Net increase (decrease) in cash and cash equivalents	100,552	24,113
Cash and cash equivalents-beginning of period	15,992	16,557
Cash and cash equivalents-end of period	$116,544	$40,670